$17,250,000 Term Loan Facility
$5,000,000 Revolving Credit Facility

CREDIT AGREEMENT

dated as of March 12, 2018

by and among

CynergisTek, Inc.,
as Borrower,

the Guarantors party hereto,

and

BMO HARRIS BANK N.A.,
as Bank

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Table of Contents

SECTION 1.DEFINITIONS; INTERPRETATION.1

Section 1.1Definitions.1

Section 1.2Interpretation.17

Section 1.3Change in Accounting Principles.17

SECTION 2.THE CREDIT FACILITIES.18

Section 2.1Term Loan Commitment18

Section 2.2Revolving Credit Commitment18

Section 2.3Letters of Credit18

Section 2.4Applicable Interest Rates20

Section 2.5Minimum Borrowing Amounts; Maximum Eurodollar Loans.20

Section 2.6Manner of Borrowing Loans and Designating Applicable Interest Rates20

Section 2.7Scheduled Payments; Maturity of Loans21

Section 2.8Prepayments21

Section 2.9Default Rate24

Section 2.10Evidence of Indebtedness25

Section 2.11Fees.25

Section 2.12Place and Application of Payments.26

Section 2.13Commitment Terminations27

Section 2.14Sweep to Loan Arrangement.27

SECTION 3.CHANGE IN CIRCUMSTANCES.27

Section 3.1Withholding Taxes.27

Section 3.2Documentary Taxes.28

Section 3.3Funding Indemnity.28

Section 3.4Change of Law.28

Section 3.5Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.28

Section 3.6Increased Cost and Reduced Return29

Section 3.7Lending Offices.30

Section 3.8Discretion of Bank as to Manner of Funding.30

SECTION 4.CONDITIONS PRECEDENT.30

Section 4.1Initial Credit Event.30

Section 4.2All Credit Events.33

SECTION 5.REPRESENTATIONS AND WARRANTIES.33

Section 5.1Organization and Qualification.33

Section 5.2Subsidiaries and Capitalization.34

Section 5.3Authority and Validity of Obligations.34

Section 5.4Use of Proceeds; Margin Stock.35

Section 5.5Financial Reports.35

Section 5.6No Material Adverse Change.35

Section 5.7Full Disclosure.35

Section 5.8Trademarks, Franchises, and Licenses.35

Section 5.9Governmental Authority and Licensing.36

Section 5.10Good Title.36

Section 5.11Litigation and Other Controversies.36

Section 5.12Taxes.36

Section 5.13Approvals.36

Section 5.14Affiliate Transactions.36

Section 5.15Investment Company.37

Section 5.16ERISA.37

Section 5.17Compliance with Laws37

Section 5.18OFAC.38

Section 5.19Other Agreements.38

Section 5.20Solvency.38

Section 5.21No Default.38

Section 5.22No Broker Fees.38

SECTION 6.AFFIRMATIVE COVENANTS.38

Section 6.1Maintenance of Business.38

Section 6.2Maintenance of Properties.39

Section 6.3Taxes and Assessments.39

Section 6.4Insurance.39

Section 6.5Financial Reports; Notices.40

Section 6.6Inspection.41

Section 6.7ERISA.41

Section 6.8Compliance with Laws42

Section 6.9Compliance with OFAC Sanctions Programs43

Section 6.10Formation of Subsidiaries.43

Section 6.11Use of Proceeds; Margin Stock.43

Section 6.12Guaranties and Collateral.43

Section 6.13Post-Closing Matters.45

SECTION 7.NEGATIVE COVENANTS.45

Section 7.1Borrowings and Guaranties.45

Section 7.2Liens.46

Section 7.3Investments, Acquisitions, Loans and Advances.47

Section 7.4Fundamental Changes, Mergers, Consolidations and Sales.48

Section 7.5Maintenance of Subsidiaries.48

Section 7.6Dividends and Certain Other Restricted Payments.48

Section 7.7Burdensome Contracts With Affiliates.49

Section 7.8No Changes in Fiscal Year.49

Section 7.9Change in the Nature of Business.49

Section 7.10No Restrictions.49

Section 7.11Subordinated Debt.49

Section 7.12Settlements50

Section 7.13Financial Covenants50

SECTION 8.EVENTS OF DEFAULT AND REMEDIES.52

Section 8.1Events of Default.52

Section 8.2Non Bankruptcy Defaults.53

Section 8.3Bankruptcy Defaults.54

SECTION 9.MISCELLANEOUS.54

Section 9.1No Waiver, Cumulative Remedies.54

Section 9.2Non-Business Days.54

Section 9.3Survival of Representations.54

Section 9.4Survival of Indemnity and Certain Other Provisions.54

Section 9.5Notices.55

Section 9.6Counterparts.55

Section 9.7Successors and Assigns.56

Section 9.8Amendments, etc.56

Section 9.9Headings.56

Section 9.10Costs and Expenses; Indemnification56

Section 9.11Set off.57

Section 9.12Entire Agreement.58

Section 9.13Governing Law.58

Section 9.14Severability of Provisions.58

Section 9.15Excess Interest.58

Section 9.16Construction.59

Section 9.17Submission to Jurisdiction; Waiver of Venue; Service of Process.59

Section 9.18Waiver of Jury Trial.60

Section 9.19USA Patriot Act.60

Section 9.20Time is of the Essence.60

Section 9.21Confidentiality.60

SECTION 10.THE GUARANTEES.61

Section 10.1The Guarantees.61

Section 10.2Guarantees Unconditional.62

Section 10.3Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.62

Section 10.4Waivers; Subrogation.63

Section 10.5Limit on Recovery.63

Section 10.6Joint Enterprise.63

Section 10.7Stay of Acceleration.64

Section 10.8Guarantor Covenants.64

Section 10.9Subordination of Claims.64

Section 10.10Subordination of Intercompany Obligations.64

Section 10.11Keepwell.65

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EXHIBIT A1—Term Note

EXHIBIT A-2—Revolving Note

EXHIBIT B—Compliance Certificate

EXHIBIT C—Additional Guarantor Supplement

SCHEDULE 5.2—Subsidiaries and Capitalization

SCHEDULE 5.6 — Material Changes

SCHEDULE 5.11 — Litigation and Other Controversies

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CREDIT AGREEMENT

This Credit Agreement is entered into as of March 12, 2018, by and among CynergisTek, Inc., a Delaware corporation (the “Borrower”), CTEK Security, Inc., a Texas corporation (“CTEK Security”), CTEK Solutions, Inc., a California corporation (“CTEK Solutions”), Delphiis, Inc., a California corporation (“Delphiis”), each other Guarantor party hereto from time to time, and BMO Harris Bank N.A., a national banking association (“Bank”).  All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENT

The Borrower has requested, and Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.DEFINITIONS; INTERPRETATION.

Definitions.

 The following terms when used herein shall have the following meanings:

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR=LIBOR

 1 - Eurodollar Reserve Percentage

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, solely for purposes of Sections 5.14 and 7.7, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of the Borrower or any of its Subsidiaries will be deemed to control the Borrower or such Subsidiary.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment/facility fees and letter of credit fees payable under Section 2.11, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for (i) Eurodollar Loans and (ii) Letter of Credit Fees shall be:	Applicable Margin for Base Rate Loans shall be:	Applicable Margin for Commitment Fee shall be:
III	Greater than or equal to 2.25 to 1.00	3.50%	2.50%	0.45%
II	Less than 2.25 to 1.00, but greater than or equal to 1.50 to 1.00	3.00%	2.00%	0.35%
I	Less than 1.50 to 1.00	2.50%	1.50%	0.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2018, the date on which Bank is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5(a) and (b), and the certificate delivered pursuant to Section 6.5(c) for such fiscal quarter.  The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by Bank in accordance with the foregoing shall be conclusive and binding on the Borrower absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or Bank determines that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to Bank, promptly on demand by Bank (or, after the occurrence of any Event of Default described in Section 8.1(j) or (k) with respect to the Borrower has occurred and is continuing, automatically and without further action by Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This

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paragraph shall not limit the rights of Bank under any other provision of the Loan Documents.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Application” and “Applications” are each defined in Section 2.3(b).

“Authorized Representative” means those persons shown on the lists of officers provided by the Borrower pursuant to Section 4.1 or on any update of any such list provided by the Borrower to Bank, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to Bank.

“Bank” is defined in the introductory paragraph of this Agreement.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest quoted in The Wall Street Journal, Money Rates Section as the prime rate in effect on such day, with any change in the Base Rate resulting from a change in such prime rate to be effective as of the date of the relevant change in such prime rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate), (b) the sum of (i) the rate determined by Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Bank at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by Bank on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6.

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“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois. If the applicable Business Day relates to the determination of the LIBOR Index Rate, then Business Day means any day on which banks on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Bank, as collateral for L/C Obligations, cash to be held in a Collateral Account, or, if Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Bank, in an amount equal to 105% of the aggregate L/C Obligations (or such greater amount as Bank may reasonably determine is necessary to pay the face amount thereof plus all fees and expenses expected to accrue with respect to all outstanding Letters of Credit through the expiration date of such Letters of Credit).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all interpretations and applications thereof and any compliance by Bank with any request or directive relating thereto, and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by Bank with any request or directive by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) at any time of beneficial ownership of 35% or more of the outstanding equity interests of the Borrower, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any Subordinated Debt or other issuance of material Indebtedness for Borrowed Money of the Borrower or any Subsidiary shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Bank in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” means a separate collateral account maintained with, held in the name of, and subject to the exclusive dominion and control of, Bank for the purpose of holding assets as security for, and for application by Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Bank, and to the payment of the unpaid balance of other Obligations.

“Collateral Documents” means the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.

“Commitments” means the Revolving Credit Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“CTEK Security” is defined in the introductory paragraph of this Agreement.

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“CTEK Solutions” is defined in the introductory paragraph of this Agreement.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, unless cured or waived, constitute an Event of Default.

“Delphiis” is defined in the introductory paragraph of this Agreement.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a) or 7.4(b).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Earnout Note” means that certain unsecured promissory note made effective as of January 1, 2018 by the Borrower in favor of Michael Hernandez in the original principal amount of $3,750,000 as in effect on the Closing Date or as amended as permitted under the applicable Subordination Agreement.

“Earnout Obligations” means contingent payment obligations of the Borrower to Michael McMillan to make “Earn-out Payment” as defined in and in accordance with that certain Stock Purchase Agreement dated as of January 13, 2017 among the Borrower, CTEK Security, Michael McMillan and Michael Hernandez (f/k/a Michael Mathews), as amended by that certain Amendment to Stock Purchase Agreement dated as of and as in effect on the Closing Date or as amended as permitted under the applicable Subordination Agreement.

“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation and amortization expense for such period, (d) non-cash charges or expenses (net of income or gains) incurred in connection with issuances of stock-based compensation pursuant to any stock option plan or other benefit plan of such Person, (e) non-cash expenses, charges or losses (net of income or gains) incurred in connection with the restructuring of the Borrower’s earnout obligations on or about the Closing Date in an amount not to exceed $1,400,000 in the aggregate and (f) other non-cash expenses, charges or losses (net of income or gains and excluding any such non-cash expense, charge or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets), in each case, as determined in accordance with GAAP and acceptable to Bank in its reasonable discretion.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental

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Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or deleterious to the environment, of human health or safety, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) EBITDA (but determined for such purposes without giving effect to any extraordinary gains or losses) during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) federal, state and local income taxes payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by the Borrower during such period in respect of all principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments of Revolving Loans and excluding prepayments of the Term Loan made under Section 2.8), plus (iv) the aggregate amount of Capital Expenditures made by the Borrower during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit Commitment), plus (v) any increases in non-debt, non-cash working capital of the Borrower for such period, minus (vi) any decreases in non-debt, non-cash working capital of the Borrower for such period.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Fixed Charges” means, with reference to any period for any Person, the sum of (a) all payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of such Person, plus (b) Interest Expense of such Person paid in cash for such period, plus (c) the sum of all Restricted Payments made during such period (other than any Restricted Payments made pursuant to any stock option plan or other benefit plan of such Person), plus (d) federal, state and local income taxes paid or payable in cash by such Person during such period, plus (e) the aggregate amount of Capital Expenditures made by such Person during such period and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit Commitment), plus (f) earnout payments paid in cash during such period (to the extent not captured as an expense in such Person’s income statement for such period); provided that for the periods ending on or prior to December 31, 2018, (i) scheduled payments of principal with respect to the Term Loan shall be deemed to equal $2,464,285.71 for the four fiscal quarter period then ended, (ii) scheduled payments of principal with respect to the Seller Note shall be deemed to equal $562,500.00 for the four fiscal quarter period then ended and (iii) cash Interest Expense with respect to the Loans and Restricted Payments shall be deemed to be (x) as of the last day of the fiscal quarter ending June 30, 2018, the actual amount of such cash Interest Expense and Restricted Payments for such fiscal quarter, multiplied by four; (y) as of the last day of the fiscal quarter ending September 30, 2018, the actual amount of such cash Interest Expense and Restricted Payments for the two fiscal quarters then ended, multiplied by two and (z) as of the last day of the fiscal quarter ending December 31, 2018, the actual amount of such cash Interest Expense and Restricted Payments for the three fiscal quarters then ended, multiplied by four thirds.

“Fixed Charge Coverage Ratio” is defined in Section 7.13(c).

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

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“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Subsidiary owing to Bank or any of its Affiliates, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with Bank or any of its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by Bank or any of its Affiliates, or (d) any debit cards, credit cards and any other bank products maintained with Bank or any of its Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” are each defined in Section 6.12(a).

“Guaranty” and “Guaranties” are each defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is designated, classified or regulated as hazardous or toxic under any Environmental Law, and includes asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to Bank or any of its Affiliates, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with Bank or any of its Affiliates.

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“Hernandez Release Agreement” that certain Mutual Release and Settlement Agreement dated as of the Closing Date among Borrower, CTEK Security and Michael Hernandez, as in effect on the Closing Date as amended as permitted under the applicable Subordination Agreement.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services, including the Earnout Obligations and all other earnout and similar obligations (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness but limited in amount to the lesser of (i) the fair market value of such property or (ii) the amount of such indebtedness or other payment obligations, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit at the full stated amount thereof whether or not representing obligations for borrowed money, (f) all net payment obligations of such Person in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case, whether contingent or matured valued at the agreement value thereof and (g) all Subordinated Debt.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the maturity date.

“Interest Period” means, with respect to any Borrowing of Eurodollar Loans, the period commencing on the date such Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2, 3 or 6 months thereafter as selected by the Borrower in its notice as provided herein; provided that:

i.no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii.no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loan unless the sum of (a) the aggregate principal amount of Term Loan that are Base Rate Loans plus (b) the aggregate principal amount of Term Loan that

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are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loan on such payment date;

iii.whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iv.for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“knowledge” means, for purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  Borrower and Subsidiaries will be deemed to have knowledge of a particular fact or other matter if the president, chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other officer of Borrower or a Subsidiary has, or at any time had, knowledge of such fact or other matter.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and, without duplication, all unpaid Reimbursement Obligations.

“L/C Sublimit” means $500,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Letter of Credit” is defined in Section 2.3(a).

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by Bank for delivery on the first day of and for a period

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equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Liquidity” means, at any time, the dollar amount of the Borrower’s and its Subsidiaries’, on a consolidated basis, unrestricted cash-on-hand subject to a first priority lien in favor of Bank plus Unused Availability, in each case, at such time.

“Loan” means any Revolving Loan or Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material payment obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs (including but not limited to professional fees, underwriting discounts, and investment banking fees or other customary fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations) relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or

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otherwise), net of reasonable costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other discounts, commissions, fees and expenses incurred in connection therewith.

“Net Income” means, with reference to any period for any Person, the net income (or net loss) of such Person and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Net Income (a) the net income (or net loss) of such Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of such Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” are each defined in Section 2.10(c).

“Obligations” means all obligations of any or all of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, all Hedging Liability and all Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, joint or several, absolute or contingent, and howsoever evidenced, held or acquired, but excluding Excluded Swap Obligations.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.9.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

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“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any “employee benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary including the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of any Collateral Document.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse Bank for all drawings under a Letter of Credit.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Restricted Payments” is defined in Section 7.6.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder to the Borrower in an aggregate principal or face amount at any one time outstanding not to exceed $5,000,000.

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“Revolving Credit Termination Date” means March 12, 2020, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.10(c).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Security Agreement” means that certain Pledge and Security Agreement dated the date of this Agreement between the Borrower, the other Guarantors party thereto and Bank, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Seller Note” means that certain unsecured promissory note dated as of the Closing Date made by the Borrower in favor of Michael McMillan in the original principal amount of $2,250,000, as in effect on the Closing Date or as amended as permitted under the applicable Subordination Agreement.

“Senior Funded Debt” means, at any time for any Person, Total Funded Debt of such Person at such time minus the principal balance of Subordinated Debt of such Person then outstanding.

“Senior Leverage Ratio” means, as of any date, the ratio of Senior Funded Debt of the Borrower and its Subsidiaries as of such date to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Severance and Bonus Payment Note” means that certain unsecured promissory note made effective as of January 1, 2018 by the Borrower in favor of Michael Hernandez in the original principal amount of $343,750 as in effect on the Closing Date or as amended as permitted under the applicable Subordination Agreement.

“Subordination Agreements” means (i) that certain Subordination and Intercreditor Agreement, dated as of the Closing Date, by and among Michael Hernandez, the Borrower, the Guarantors and Bank, and (ii) that certain Subordination and Intercreditor Agreement, dated as of the Closing Date, by and among Michael McMillan, the Borrower, the Guarantors and Bank, together with all other subordination agreements and/or subordination terms agreed to by a holder of Subordinated Debt in favor of Bank on the Closing Date or from time to time after the Closing Date, in each case, in form and substance and on terms and conditions reasonably satisfactory to Bank.

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“Subordinated Debt” means the indebtedness and other obligations of the Borrower and its Subsidiaries evidenced by the Seller Note, the Earnout Note, the Severance and Bonus Payment Note, the Hernandez Release Agreement, the Earnout Obligations and any other Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep to Loan Arrangement” means a cash management arrangement established by the Borrower with Bank, as depositary, pursuant to which Bank is authorized (a) to make advances of Revolving Loans hereunder, the proceeds of which are deposited by Bank into a designated account of the Borrower maintained at Bank, and (b) to accept as prepayments of Revolving Loans hereunder proceeds of excess targeted balances held in such designated account at Bank, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to Bank.

“Term Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means the obligation of Bank to make the Term Loan on the Closing Date in the principal amount of $17,250,000.

“Term Note” is defined in Section 2.10(c).

“Total Funded Debt” means, at any time for any Person, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of such Person at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.

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“Total Leverage Ratio” means, as of any date, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of such date to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Equity Raise” is defined in Section 2.8(b)(ii).

“Unused Availability” means, at any time, the difference between (a) the Revolving Credit Commitment in effect at such time and (b) the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Interpretation.

 The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Change in Accounting Principles.

 If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a material change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or Bank may by notice to the other require that the Borrower and Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles,

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with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Notwithstanding anything to the contrary above or in the definition of “Capital Expenditures”, “Capital Lease” or “Capitalized Lease Obligation”, in the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, only those leases that would result or would have resulted in Capital Expenditures, Capital Leases or Capitalized Lease Obligations on the Closing Date (assuming for purposes hereof that they were in existence on the date hereof) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2.THE CREDIT FACILITIES.

Term Loan Commitment

.  Subject to the terms and conditions hereof, Bank agrees to make a loan (the “Term Loan”) in U.S. Dollars to the Borrower in the amount of the Term Loan Commitment.  The Term Loan shall be advanced in a single Borrowing on the Closing Date, at which time the Term Loan Commitment shall expire.  As provided in Section 2.6, the Borrower may elect that the Term Loan be outstanding as Base Rate Loans or Eurodollar Loans.  No amount repaid or prepaid on the Term Loan may be borrowed again.

Revolving Credit Commitment

.  Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of the Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time.  As provided in Section 2.6, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Letters of Credit

.

(a)General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit Commitment, Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower in an aggregate undrawn face amount up to the L/C Sublimit.  The aggregate face amount of the Letters of Credit shall constitute usage, in such amount, of the Revolving Credit Commitment.  For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount

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which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto.  If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment and L/C Sublimit shall to such extent be reinstated.  Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) and (ii) the Revolving Credit Termination Date.  Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue.

(b)Applications.  At the time the Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to Bank an application for such Letter of Credit in the form then customarily prescribed by Bank (individually an “Application” and collectively the “Applications”).  Subject to the other provisions of this Section, the obligation of the Borrower to reimburse Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit.  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11, (ii) except as otherwise provided in Section 2.8, unless an Event of Default exists, Bank will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).

(c)Obligations Absolute.  The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (b) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of

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Bank; provided that the foregoing shall not be construed to excuse Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)Manner of Requesting a Letter of Credit.  The Borrower shall provide at least five (5) Business Days’ advance written notice to Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Bank, in each case, together with the fees called for by this Agreement.

Applicable Interest Rates

.

(a)Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)Eurodollar Loans.  Each Eurodollar Loan shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)Rate Determinations.  Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Minimum Borrowing Amounts; Maximum Eurodollar Loans.

 Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000.  Without Bank’s consent, there

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shall not be more than three (3) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Manner of Borrowing Loans and Designating Applicable Interest Rates

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(a)Notice to Bank.  The Borrower shall give notice to Bank by no later than 10:00 a.m.:  (i) at least three (3) Business Days before the date on which the Borrower requests Bank to advance a Borrowing of Eurodollar Loans, and (ii) on the date on which the Borrower requests Bank to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans, or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing into Eurodollar Loans must be given by no later than 10:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  The Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any Person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

(b)Borrower’s Failure to Notify.  If the Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Bank by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit

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Commitment on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

Scheduled Payments; Maturity of Loans

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(a)Scheduled Payments of Term Loan.  The Borrower shall make principal payments on the Term Loan in installments on the last day of each fiscal quarter, commencing on June 30, 2018, in an amount equal to $616,071.43, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loan shall be due and payable on September 12, 2022, the final maturity thereof.

(b)Revolving Loans.  Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Prepayments

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(a)Optional Prepayments.  The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to Bank, and any Borrowing of Base Rate Loans at any time upon notice delivered by the Borrower to Bank no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Bank), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan or any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due Bank under Section 3.3.

(b)Mandatory Prepayments.

(i)If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding $100,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the

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Borrower states in its notice of such event that the Borrower or the relevant Subsidiary intends to reinvest, within 90 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90 day period.  Promptly after the end of such 90 day period, the Borrower shall notify Bank whether the Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested.  The amount of each such prepayment shall be applied in the case of a Disposition or Event of Loss with respect to any Property other than the Mortgaged Premises, first to the outstanding Term Loan until paid in full and then to the Revolving Loans.  If Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)If after the Closing Date, the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options or other employee stock incentive awards, the Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided that, so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower is in compliance with each of the financial covenants set forth in Section 7.13 on a pro forma basis as of the fiscal quarter then last ended for which financial statements have been delivered after giving effect to such issuance, this subsection shall not require any such prepayment with respect to such Net Cash Proceeds (an “Unrestricted Equity Raise”).  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Loans.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.5 (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)If after the Closing Date, the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 7.1, the Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Loans.  The Borrower

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acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv)If after the Closing Date, the Borrower or any Subsidiary shall issue any Subordinated Debt, the Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Loans.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(v)The Borrower shall prepay the Obligations by an amount equal to (x) 50% of Excess Cash Flow of the Borrower and its Subsidiaries minus (y) the aggregate amount of all optional prepayments of the Term Loan for the most recently completed fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2018, within 120 days after the end of such fiscal year; provided, however, to the extent that the Total Leverage Ratio as of both the last day of such fiscal year and the last day of the fiscal quarter ending immediately prior to the end of such fiscal year is less than 1.75 to 1.00 and no Default or Event of Default has occurred and is continuing, the amount of prepayment that is otherwise required under this Section to be made from the Borrower’s Excess Cash Flow shall be reduced to 0%.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Loans.

(vi)The Borrower shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(vii)If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Revolving Credit Commitment, the Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be applied to Cash Collateralize the L/C Obligations.

(viii)Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of the

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Term Loan or any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.

(c)Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.  No amount of the Term Loan paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments (including the payment to be made upon maturity) on the relevant Loans in the inverse order of maturity.

Default Rate

.  Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to the Borrower during the existence of any other Event of Default, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and

(d)for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.

Evidence of Indebtedness

.

(a)Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.

(b)The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c)Bank may request that the Loans be evidenced by a promissory note or notes in the form of Exhibit A-1 (in the case of its Term Loan and referred to herein as the “Term Note”), or Exhibit A-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term Note and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall execute and deliver

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to Bank a Note payable to Bank or its registered assigns in the amount of the relevant Term Loan or Revolving Credit Commitment, as applicable.

Section 2.11Fees.

(a)Bank Fees.  The Borrower shall pay to Bank the fees agreed to between them in a fee letter dated as of the Closing Date, or as otherwise agreed to in writing between them from time to time.

(b)Revolving Credit Commitment Fee.  The Borrower shall pay to Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily amount equal to the difference between (x) the Revolving Credit Commitment then in effect and (y) the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(c)Letter of Credit Fees.  On the last day of each month (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, the Borrower shall pay to Bank a letter of credit fee at the rate per annum equal to the Applicable Margin for Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) on the daily average face amount of undrawn Letters of Credit outstanding during the preceding month.  In addition to such letter of credit fee, the Borrower further agrees to pay to Bank such issuing, processing, transaction and other fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

(d)Audit Fees.  The Borrower shall pay to Bank reasonable charges for audits of the Collateral performed by Bank or its agents or representatives in such amounts as Bank may from time to time reasonably request (Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided that in the absence of any Default and Event of Default, the Borrower shall not be required to pay Bank for more than one such audit per calendar year.

Place and Application of Payments.

 All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable (unless such date is not a Business Day, in which case such payment shall be made on the next succeeding Business Day pursuant to Section 9.2).  Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or

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future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank).  All payments shall be applied (i) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, and (ii) second, towards payment of principal and all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Hedging Liability and Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof.  Unless the Borrower otherwise directs, principal payments shall be applied first to the relevant Base Rate portion until payment in full thereof, with any balance applied to the relevant Eurodollar portions in the order in which their Interest Periods expire. The Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of the Borrower’s deposit accounts with Bank and/or (b) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, a Reimbursement Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to the Borrower or any other Person for its failure to do so.

Commitment Terminations

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(a)Optional Revolving Credit Terminations.  The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Bank (or such shorter period of time agreed to by Bank), to terminate the Revolving Credit Commitment without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $1,000,000; provided that the Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitment below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.

(b)Any termination of the Commitments pursuant to this Section 2.13 may not be reinstated.

Sweep to Loan Arrangement.

 So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Revolving Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Revolving Loans or for any prepayment of any Revolving Loans.  The making of any such Revolving Loans shall otherwise be subject to the other terms and conditions of this Agreement.  All Revolving Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be Base Rate Loans.  Bank shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Revolving Loans pursuant to such Sweep to Loan Arrangement with notice to the Borrower (which may be provided on a same-day basis), whether or not any Default or Event of Default exists.  Bank shall not be liable to the Borrower or any other Person for any losses directly or indirectly resulting from events beyond Bank’s reasonable control, including any interruption of communications or

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data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.

SECTION 3.CHANGE IN CIRCUMSTANCES.

Withholding Taxes.

 Except as otherwise required by law, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made.  If Bank pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse Bank for that payment on demand in the currency in which such payment was made.  If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.

Documentary Taxes.

 The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Funding Indemnity.

If Bank shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of:

(a)any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period;

(b)any failure (because of a failure to meet the conditions of Section 4 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a);

(c)any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise); or

(d)any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder;

then, upon the demand of Bank, the Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense.  If Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the amount of such loss, cost or expense in

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reasonable detail and the amounts shown on such certificate shall be conclusive and binding on the Borrower absent manifest error.

Change of Law.

 Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, Bank shall promptly give notice thereof to the Borrower and Bank’s obligations to make or maintain such Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain such Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to Bank under this Agreement; provided, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans by means of Base Rate Loans.

Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.

(a)If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(i)Bank reasonably determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(ii)Bank reasonably determines that (i) LIBOR as determined hereby will not adequately and fairly reflect the cost to Bank of funding their Eurodollar Loans for such Interest Period or (ii) the making or funding of Eurodollar Loans become impracticable, then Bank shall forthwith give notice thereof to the Borrower, whereupon until Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of Bank to create, continue, or effect by conversion Eurodollar Loans shall be suspended.

(b)If Bank reasonably determines after the Closing Date that LIBOR has been discontinued, Bank shall select a comparable successor rate in its reasonable discretion and will promptly so notify the Borrower, and such successor rate shall apply five (5) Business Days after the date of such notice.

Increased Cost and Reduced Return

.

(a)If, on or after the date hereof, any Change in Law:

(i)shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans or issue a Letter of Credit, or shall change the basis of taxation of payments to Bank (or its lending branch) of the principal of or interest on its Eurodollar Loans or Letter(s) of Credit, or any other

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amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans or Letter(s) of Credit, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of Bank (or its lending branch) imposed by the jurisdiction in which Bank’s principal executive office or lending branch is located), in each case, other than net income, franchise or branch profits taxes payable by Bank; or

(ii)shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank (or its lending branch) or shall impose on Bank (or its lending branch) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit;

and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Eurodollar Loan or issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, the Borrower shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(b)If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy), but excluding any effect on the taxes payable by Bank, by an amount reasonably deemed by Bank in good faith to be material, then from time to time, within 15 days after demand by Bank, the Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(c)A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining such amount, Bank may use any reasonable averaging and attribution methods.

Lending Offices.

Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect.  To the extent reasonably possible, Bank shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to Bank under Section 3.6 or to avoid the unavailability of Eurodollar Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to Bank.

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Discretion of Bank as to Manner of Funding.

 Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any Eurodollar Loan, bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 4.CONDITIONS PRECEDENT.

Initial Credit Event.

 The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:

(a)Bank shall have received each of the following, in each case (x) duly executed by all applicable parties, (y) dated a date reasonably satisfactory to Bank and (z) in form and substance reasonably satisfactory to Bank:

(i)this Agreement duly executed by the Borrower, its Subsidiaries and Bank;

(ii)if requested by Bank, duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

(iii)the Subordination Agreements with Michael Hernandez and Michael McMillan, and certified copies of the Earnout Note, the Severance and Bonus Payment Note, the Hernandez Release Agreement, the Seller Note, and each of the agreements evidencing the Earnout Obligations;

(iv)the Security Agreement and each of the other Collateral Documents required by Bank, together with (A) UCC financing statements to be filed against the Borrower and each Subsidiary, as debtor, in favor of Bank, as secured party, (B) patent, trademark, and copyright collateral agreements to the extent requested by Bank and (C) deposit account, securities account, and commodity account control agreements to the extent requested by Bank;

(v)evidence of all insurance required to be maintained under the Loan Documents, together with endorsements naming Bank as lenders loss payee, mortgagee or additional insured, as appropriate;

(vi)copies of the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(vii)copies of resolutions of the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the

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Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(viii)such documents and certifications as Bank may reasonably require to evidence that the Borrower and each Subsidiary is validly existing, in good standing, and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the nature of the Borrower’s or such Subsidiary’s business requires such qualification;

(ix)a list of the Borrower’s Authorized Representatives;

(x)satisfactory evidence that after giving effect to this Agreement and the transactions contemplated hereby, (x) EBITDA of the Borrower and its Subsidiaries, for the twelve month period then ended shall have been at least $6,000,000, (y) the Total Leverage Ratio shall not have been greater than 4.00 to 1.00 and (z) the Senior Leverage Ratio shall not have been greater than 3.00 to 1.00, in each case of clauses (x), (y) and (z), calculated on a pro forma basis as of December 31, 2017 after giving effect to the Loans and other transaction contemplated hereby and with adjustments acceptable to Bank in its sole discretion;

(xi)a certified copy of audited annual financial statements for the Borrower (including an income statement, a balance sheet, and a cash flow statement) for the fiscal year ending December 31, 2016, in form and substance reasonably acceptable to Bank;

(xii)satisfactory evidence that after giving effect to this Agreement and the transactions contemplated hereby, Liquidity will not be less than $2,000,000 on the Closing Date;

(xiii)such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

(xiv)financing statement, tax, and judgment lien search results against the Property of the Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(xv)pay off and lien release letters from secured creditors of the Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Bank UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Subsidiary;

(xvi)evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing

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indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated;

(xvii)a favorable written opinion of counsel to the Borrower and each Guarantor;

(xviii)a fully executed Internal Revenue Service Form W-9 for the Borrower and each Guarantor; and

(xix)such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request, including each of the agreements, instruments, documents, certificates, and opinions listed on the closing checklist last delivered to the Borrower by Bank, all in form and substance reasonably acceptable to Bank.

(b)Bank shall have received the initial fees called for by Section 2.11, together with all other fees, costs and expenses required to be paid by the Borrower at or before closing;

(c)the capital and organizational structure of the Borrower and its Subsidiaries shall be reasonably satisfactory to Bank; and

(d)Bank shall have completed its due diligence with respect to the Borrower and its Subsidiaries, including all confirmatory third party due diligence consisting of a third party due diligence report, an accountant peer review, a collateral audit, management background checks, an insurance review, a review with respect to any pending or threatened lawsuits and other reports, all conducted by firms acceptable to Bank.

All Credit Events.

 The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a)each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date;

(b)no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)in the case of a Borrowing, Bank shall have received the notice required by Section 2.6; in the case of the issuance of any Letter of Credit, Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.11; and, in the case of an extension or increase in the amount of a Letter of Credit, Bank shall have received a written request therefor in a form acceptable to Bank together with fees called for by Section 2.11;

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(d)after giving effect to such Credit Event, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time; and

(e)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section unless otherwise notified to Bank by Borrower; provided that Bank may continue to make advances under the Revolving Credit Commitment, in the sole discretion of Bank, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

SECTION 5.REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to Bank as follows:

Organization and Qualification.

 The Borrower is (a) duly organized, validly existing, and in good standing as a corporation under the laws of its jurisdiction of incorporation, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Subsidiaries and Capitalization.

 Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of the Borrower and each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by the holder thereof are owned, beneficially and of record, by such holder free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents.  There are no outstanding commitments or other obligations of any Subsidiary to

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issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Authority and Validity of Obligations.

 The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4Use of Proceeds; Margin Stock.

(a)The Borrower shall use the proceeds of the Term Loan and the Revolving Loans to refinance certain existing indebtedness, to finance certain severance and earnout expenses, for its general working capital purposes, for such other general corporate purposes as are consistent with all applicable laws and to fund certain transaction fees and expenses associated with the closing of the credit facilities created hereunder.

(b)Neither the Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

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Financial Reports.

 Each of the financial statements required to be delivered to Bank pursuant to Sections 4.1 and 6.5 fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on the financial statements furnished pursuant to Sections 4.1 and 6.5.

No Material Adverse Change.

 Except as set forth on Schedule 5.6, since December 31, 2016, there has been no change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Full Disclosure.

 Other than as amended or updated in writing prior to the Closing Date, the statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Bank acknowledging that as to any projections furnished to Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Trademarks, Franchises, and Licenses.

 The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Governmental Authority and Licensing.

 The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding is pending or, to the knowledge of the Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Good Title.

 The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Litigation and Other Controversies.

 Except as set forth on Schedule 5.11, there is no litigation, settlement or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Taxes.

 All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Approvals.

 No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, except that Borrower is required to disclose the terms hereof pursuant to the reporting obligations under the Exchange Act.

Affiliate Transactions.

 Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with the Borrower or a Guarantor) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Investment Company.

 Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ERISA.

 The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA, except as could not reasonably be expect to have a Material Adverse Effect.

Compliance with Laws

.

(a)The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any such

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noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that:  (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the premises by any applicable Environmental Law; (iii) neither the Borrower nor any Subsidiaries have, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) neither the Borrower nor any Subsidiaries have used a material quantity of any Hazardous Material nor conducted Hazardous Material Activity at any of the Premises; (vi) neither the Borrower nor any Subsidiaries have any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) neither the Borrower nor any Subsidiaries are subject to, have no notice or knowledge of nor are required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

OFAC.

 (a) The Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to Bank all information regarding the Borrower and its Affiliates and Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Other Agreements.

 Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, except for any such default that could not reasonably be expected to have a Material Adverse Effect.

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Solvency.

 The Borrower and each of its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

No Default.

 No Default or Event of Default has occurred and is continuing.

No Broker Fees.

 No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and the Borrower hereby agrees to indemnify Bank against, and agree that they will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6.AFFIRMATIVE COVENANTS.

So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding, the Borrower agrees that:

Maintenance of Business.

 The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4(c).  The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Maintenance of Properties.

 The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Taxes and Assessments.

 The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor.

Insurance.

 The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral.  The Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of the Borrower and its Subsidiaries, covering commercial general liability,

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statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms and to the extent usually insured by Persons similarly situated and conducting similar businesses.  The Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents.  All such policies of insurance on the Collateral shall contain reasonably satisfactory endorsements, naming Bank as lenders loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank.  Each policy of insurance on the Collateral or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever (or 15 days’ prior written notice in the case of non-payment of premium) and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of the Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  The Borrower shall deliver to Bank (a) on the date of this Agreement, and at such other times as Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of the Borrower and its Subsidiaries.  The Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Financial Reports; Notices.

 The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:

(a)as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or such other financial officer acceptable to Bank;

(b)as soon as available, and in any event no later than 120 days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the operating budget and the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized national standing, selected by the Borrower and satisfactory to Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries

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as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(c)with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of the Borrower or another financial officer of the Borrower reasonably acceptable to Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.13 (Financial Covenants);

(d)as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s operating budget for the following fiscal year, such operating budget to show the Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter by quarter/month by month basis, such operating budget to be in reasonable detail prepared by the Borrower and in form satisfactory to Bank (which shall include a summary of all assumptions made in preparing such business plan);

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be provided that the public posting of the same, including in the Company’s public filings via the EDGAR system of the Securities and Exchange Commission, and the Company’s website, shall constitute provision to Bank hereunder;

(f)promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g)promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(h)notice of any Change of Control or event which could reasonably be expected to result in a Material Adverse Effect;

(i)promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

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(j)such other information or reports as may be reasonably requested by Bank and in form and scope reasonably acceptable to Bank.

Inspection.

 Without limitation of and subject to Section 2.11, the Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as Bank may designate.

ERISA.

 The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  The Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

Compliance with Laws

.

(a)The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non- compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)Without limiting the agreements set forth in Section 6.8(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon

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learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any material restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Compliance with OFAC Sanctions Programs

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(a)The Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)The Borrower shall provide Bank any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c)If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to Bank of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to Bank taking any and all steps Bank deems necessary, in its sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Formation of Subsidiaries.

 Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide Bank notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).  Except for Foreign Subsidiaries existing on the Closing Date and

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identified on Schedule 5.2, the Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Use of Proceeds; Margin Stock.

 The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.  Neither the Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.12Guaranties and Collateral.

(a)Guaranties.  The payment and performance of the Obligations of the Borrower shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of the Borrower pursuant to the guaranty set forth in Section 10 or one or more separate guaranty agreements in form and substance acceptable to Bank (as the same may be amended, restated, supplemented, or otherwise modified from time to time individually a “Guaranty” and collectively the “Guaranties”, and each such Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

(b)Collateral.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Domestic Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided that:  (i) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on local petty cash accounts maintained by the Borrower and its Domestic Subsidiaries in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $10,000 in the aggregate and Liens on payroll accounts maintained by the Borrower and its Domestic Subsidiaries need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $250,000 in the aggregate, and (iii) unless otherwise required by Bank during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary which, if granted, would cause a Material Adverse Effect on the Borrower’s federal income tax liability shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary.  The Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank.

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(c)Liens on Real Property.  In the event that the Borrower or any Subsidiary owns or hereafter acquires any real property, the Borrower shall, or shall cause such Subsidiary to, execute and deliver to Bank a mortgage or deed of trust acceptable in form and substance to Bank for the purpose of granting to Bank (or a security trustee therefor) a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Bank in recording such mortgage or deed of trust, and shall supply to Bank at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens expressly permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Bank in connection therewith.

(d)Cash Management.  In order to facilitate Bank’s maintenance and monitoring of their security interests in the Collateral, the Borrower shall and shall cause each Subsidiary to (i) open and maintain operating accounts at Bank and cause all amounts maintained in deposit accounts at institutions other than Bank to be transferred to such operating accounts at Bank not less often than once per month and (ii) from and after the date that is 120 days after the Closing Date, maintain at all times all of its operating accounts and other deposit accounts with Bank or an Affiliate thereof.

(e)Further Assurances.  The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.

Post-Closing Matters.

 The Borrower shall deliver to Bank, within 30 days of the Closing Date, (a) the original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each of the entities being pledged as of the Closing Date, and (b) stock powers for the Collateral consisting of the stock or other equity interest in each entity being pledged, executed in blank and undated.

SECTION 7.NEGATIVE COVENANTS.

So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding, the Borrower agrees that:

Borrowings and Guaranties.

 The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent:

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(a)the Obligations of the Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;

(b)purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $100,000 in the aggregate at any one time outstanding;

(c)obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)indebtedness from time to time owing by any Subsidiary to the Borrower in the ordinary course of business to finance working capital needs;

(f)(i) Subordinated Debt owing to (x) Michael McMillan under the Seller Note in a principal amount not to exceed $2,250,000 on the Closing Date, (y) Michael Hernandez under the Earnout Note in a principal amount not to exceed $3,750,000 on the Closing Date and (z) Michael Hernandez under the Severance and Bonus Payment Note in a principal amount not to exceed $343,750 on the Closing Date, and (ii) Earnout Obligations in favor of Michael McMillan in an amount of up to $1,200,000 on the Closing Date, in each case under this clause (f), as reduced by any payments thereon and for so long as subject to a Subordination Agreement; and

(g)unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

For the avoidance of doubt, in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness permitted above, the Borrower may, in its sole discretion, classify, reclassify and apportion, from time to time, such item of indebtedness between the types permitted above, and any item of indebtedness so permitted shall only be required to be included as one of such types (or a portion thereof).

Liens.

 The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:

(a)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate

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proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d)Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)any interest or title of a lessor under any operating lease;

(f)easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary; and

(g)Liens granted in favor of Bank pursuant to the Collateral Documents.

Investments, Acquisitions, Loans and Advances.

 The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:

(a)investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

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(d)investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)the Borrower’s investments existing on the date of this Agreement in its Subsidiaries or the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)intercompany advances made from time to time from the Borrower to any one or more Subsidiaries in the ordinary course of business to finance working capital needs; and

(h)other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Fundamental Changes, Mergers, Consolidations and Sales.

 The Borrower shall not, nor shall it permit any Subsidiary to, without the prior written consent of Bank, (i) amend, modify or waive its organizational or equity documents, or any management or similar agreements in a manner materially adverse to Bank, or (ii) be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any material part of its Property, including any disposition of such Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:

(a)the sale or lease of inventory in the ordinary course of business;

(b)the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c)the merger of any Subsidiary with and into the Borrower or any other Subsidiary; provided that, in the case of any merger involving the Borrower, the Borrower is the entity surviving the merger;

(d)the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

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(e)the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) for the Borrower and its Subsidiaries in an aggregate amount of not more than $100,000 during any fiscal year of the Borrower.

Maintenance of Subsidiaries.

 The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such Person as a director of such Subsidiary, and (c) any transaction permitted by Section 7.4(c) above.

Dividends and Certain Other Restricted Payments.

 The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay management, advisory or similar fees to any Affiliates (collectively referred to herein as “Restricted Payments”); provided that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower, (ii) the Borrower from making Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries or (iii) paying management, advisory or similar fees to its officers and directors.

Burdensome Contracts With Affiliates.

 The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

No Changes in Fiscal Year.

 The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Change in the Nature of Business.

 The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

No Restrictions.

 Except pursuant to this Agreement and the other Loan Documents, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or

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any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.

Subordinated Debt.

 The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under any Subordination Agreement or the terms of any other instrument or agreement subordinating the same to the Obligations; provided, however:

(i)the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor;

(ii)the Borrower may make regularly scheduled cash payments of principal and interest on the Subordinated Debt under the Seller Note, the Severance and Bonus Payment Note and the Earnout Note, in each case, to the extent such Subordinated Debt is permitted under Section 7.1(f), so long as both prior to and after giving effect to such payment (x) no Event of Default or Default shall have occurred and be continuing, (y) the Fixed Charge Coverage Ratio shall not be less than 1.30 to 1.00 and the Borrower and its Subsidiaries shall be in compliance with each of the other financial covenants set forth in Section 7.13, in each case, on a pro forma basis for the fiscal quarter then last ended for which financial statements have been delivered and (z) Liquidity shall not be less than $3,000,000;

(iii)the Borrower may make regularly scheduled cash payments on the Earnout Obligations to the extent permitted under Section 7.1(f), so long as both prior to and after giving effect to such payment (x) no Event of Default or Default shall have occurred and be continuing, (y) the Fixed Charge Coverage Ratio shall not be less than 1.30 to 1.00 and the Borrower and its Subsidiaries shall be in compliance with each of the other financial covenants set forth in Section 7.13, in each case, on a pro forma basis for the fiscal quarter then last ended for which financial statements have been delivered and (z) Liquidity shall not be less than $3,000,000; and

(iv)the Borrower may make voluntary prepayments on Subordinated Debt, to the extent such Subordinated Debt is permitted under Section 7.1(f), with the Net Cash Proceeds of an Unrestricted Equity Raise entered into for the purpose of making such prepayment, so long as both prior to and after giving effect to such payment (x) no Event of Default or Default shall have occurred and be continuing, (y) the Fixed Charge Coverage Ratio shall not be less than 1.30 to 1.00 and the Borrower and its Subsidiaries shall be in compliance with each of the other financial covenants set forth in Section 7.13, in each case, on a pro forma basis for the fiscal quarter then last ended for which financial statements have been delivered and (z) Liquidity shall not be less than $3,000,000.

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Settlements

.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any settlement agreement with respect to any pending or threatened litigation, governmental or arbitration proceeding or labor controversy requiring the Borrower or Subsidiary to pay an amount greater than $250,000 or which could otherwise be reasonably expected to have a Material Adverse Effect, in any case, without the prior written consent of Bank.

Financial Covenants

.

(a)Maximum Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

Relevant Period(s)	Total Leverage Ratio shall not be greater than:
Beginning with the fiscal quarter ending June 30, 2018 and through and including the fiscal quarter ending December 31, 2018	4.00 to 1.00
Beginning with the fiscal quarter ending March 31, 2019 and through and including the fiscal quarter ending December 31, 2019	3.50 to 1.00
Beginning with the fiscal quarter ending March 31, 2020 and through and including the fiscal quarter ending December 31, 2020	3.00 to 1.00
Beginning with the fiscal quarter ending March 31, 2021 and each fiscal quarter ending thereafter	2.50 to 1.00

(b)Maximum Senior Leverage Ratio. As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Senior Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

Relevant Period(s)	Senior Leverage Ratio shall not be greater than:
Beginning with the fiscal quarter ending June 30, 2018 and through and including the fiscal quarter ending December 31, 2018	3.00 to 1.00
Beginning with the fiscal quarter ending March 31, 2019 and through and including the fiscal quarter ending December 31, 2019	2.50 to 1.00
Beginning with the fiscal quarter ending March 31, 2020 and through and including the fiscal quarter ending December 31, 2020	2.00 to 1.00
Beginning with the fiscal quarter ending March 31, 2021 and each fiscal quarter ending thereafter	1.50 to 1.00

(c)Minimum Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower most recently ended (beginning with the fiscal quarter ending June 30, 2018), the Borrower shall maintain a ratio of (i) EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters then ended, less Restricted Payments made in cash pursuant to any stock option plan or other benefit plan of the Borrower and its Subsidiaries for such period to the extent included in EBITDA to (ii) Fixed Charges of the Borrower and its Subsidiaries for the same four fiscal quarters then ended of not less than 1.20 to 1.00 (the “Fixed Charge Coverage Ratio”).

SECTION 8.EVENTS OF DEFAULT AND REMEDIES.

Events of Default.

 Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)default in the payment when due of all or any part of any Obligation payable by the Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to Bank;

(b)default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, 6.12, 6.13 or 7 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by Bank;

(d)any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

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(e)any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or hereof, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)default shall occur under any Subordinated Debt or any other Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $50,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Subordinated Debt or such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Subordinated Debt or such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $250,000 (except to the extent fully covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h)the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)any Change of Control shall occur;

(j)the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief

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under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k); or

(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Non Bankruptcy Defaults.

 When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to the Borrower) has occurred and is continuing, Bank may, by written notice to the Borrower: (a) terminate the remaining Commitments and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrower immediately Cash Collateralize the L/C Obligations, and the Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Bankruptcy Defaults.

 When any Event of Default described in Section 8.1(j) or (k) with respect to the Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately Cash Collateralize the L/C Obligations, the Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

SECTION 9.MISCELLANEOUS.

No Waiver, Cumulative Remedies.

 No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The

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rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.

Non-Business Days.

 If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Survival of Representations.

 All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Survival of Indemnity and Certain Other Provisions.

 All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.  All such indemnity and other provisions shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Notices.

 Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy or email) and shall be given to the relevant party at its address, email address or telecopier number set forth below, or such other address, email address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents shall be addressed:

to the Borrower:

CynergisTek, Inc.

27271 Las Ramblas, Suite 200

Mission Viejo, CA 92691

Attention: Paul Anthony and Michael McMillan
Telephone: (949) 614-0698
Email: Paul.Anthony@cynergistek.com

with a copy to:

Kirton McConkie PC

50 E. South Temple

Salt Lake City, Utah 84111

Attention: Alexander N. Pearson

Telephone (801) 328-3600

Telecopy: (801) 212-2006

Email: apearson@kmclaw.com

to Bank:

BMO Harris Bank N.A.

50 South Sixth St, Suite 1000
Minneapolis, MN 55402

Attention: Jeremy Johnston

Telephone: (612) 904-8176

Telecopy: (612) 904-8010

Email: jeremy.johnston@bmo.com

with a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Chicago, Illinois 60606

Attention: Frederick C. Fisher

Telephone (312) 701-8545

Telecopy: (312) 706-8179

Email: ffisher@mayerbrown.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Counterparts.

 This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Successors and Assigns.

 This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations.  The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Bank.

Amendments, etc.

 No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and Bank.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Headings.

Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

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Costs and Expenses; Indemnification

.

(a)The Borrower agrees to pay all documented third party costs and expenses reasonably incurred by Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Bank, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any documented fees and charges reasonably incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  The Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).  The Borrower further agrees to indemnify Bank, and any security trustee therefor, their respective Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee, all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation, and all costs resulting from any environmental problems) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, INCLUDING THE INDEMNITEE’S OWN ORDINARY NEGLIGENCE, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION 9.10 IS AN INDEMNITY BY THE BORROWER TO INDEMNIFY AND PROTECT THE INDEMNITEES FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENT ACTS OR OMISSIONS, BUT EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INDEMNITEES.  The Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, the Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(b)The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees

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and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.  IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION 9.10 IS AN INDEMNITY BY THE BORROWER TO INDEMNIFY AND PROTECT THE INDEMNITEES FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENT ACTS OR OMISSIONS, BUT EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INDEMNITEES.

Set off.

 In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Entire Agreement.

 THE LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING OF THE PARTIES THERETO WITH RESPECT TO THE SUBJECT MATTER THEREOF AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Governing Law.

 This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan

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Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Texas.

Severability of Provisions.

 Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Excess Interest.

 Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Bank may have received hereunder shall, at the option of Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until Bank have received the amount of interest which Bank would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Maximum Rate applicable to Bank, Bank elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Construction.

 The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall

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be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 9.17Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Waiver of Jury Trial.

 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

USA Patriot Act.

 Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower and each of its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow Bank to identify the Borrower and each of its Subsidiaries in accordance with the Act.

Time is of the Essence.

 Time is of the essence of this Agreement and each of the other Loan Documents.

Confidentiality.

 Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Bank or any of its Affiliates on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (i).  For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the

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Borrower or any of the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary herein, Bank hereby authorizes the Borrower to make such disclosures in public filings pursuant to the requirements of the Exchange Act regarding the Loan Agreements and the terms thereof as the Borrower deems necessary.

SECTION 10.THE GUARANTEES.

The Guarantees.

 To induce Bank to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any Guarantor executing an Additional Guarantor Supplement in the form attached hereto as Exhibit C or such other form reasonably acceptable to Bank) hereby unconditionally and irrevocably guarantees jointly and severally to Bank and its Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding).  In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Guarantees Unconditional.

 The obligations of each Guarantor under this Section 10 shall be joint and several, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or

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discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)the existence of any claim, setoff, or other rights which the Borrower or other obligor or any other guarantor may have at any time against Bank or any other Person, whether or not arising in connection herewith;

(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)any other act or omission to act or delay of any kind by Bank, the issuer of any Letter of Credit, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 10.

Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.

 Each Guarantor’s obligations under this Section 10 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full in cash.  If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Waivers; Subrogation.

(a)Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any

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action be taken by Bank or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

(b)Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of Bank (and its Affiliates) and shall forthwith be paid to Bank (and its Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

(c)Bank may, in its discretion, pursue such rights and remedies as it deems appropriate, without affecting any rights and remedies under this Section 10.  If, in the exercise of any rights or remedies, Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Guarantor consents to such action by Bank and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that the Borrower might otherwise have had but for such action.

Limit on Recovery.

 Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 10 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 10 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Joint Enterprise.

 The Borrower and each Guarantor has requested that Bank make this credit facility available to the Borrower, in order to finance the Borrower’s and the Guarantors’ business most efficiently and economically.  The Borrower’s and the Guarantors’ business is a mutual and collective enterprise, and the Borrower and the Guarantors believe that consolidation of their credit facility will enhance the borrowing power of the Borrower and each Guarantor and ease the administration of their relationship with Bank, all to the mutual advantage of the Borrower and the Guarantors.

Stay of Acceleration.

 If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Bank.

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Guarantor Covenants.

 Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Subordination of Claims.

 Each Guarantor hereby subordinates any claims it may have as a result of this Section 10, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Guarantor, howsoever arising, to the payment in full in cash of the Obligations.

Subordination of Intercompany Obligations.

(a)Each Guarantor covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Guarantor), fees, charges, expenses, reasonable attorneys’ fees and any other sum, obligation or liability owing by any other Guarantor to such Guarantor, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 10.10, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of Bank, and Bank may enforce such provisions directly (it being understood that nothing in this Section 10.10 shall prohibit any payment on any Intercompany Obligations so long as no Default or Event of Default has occurred and is continuing).

(b)Each Guarantor hereby (i) authorizes Bank to demand specific performance of the terms of this Section 10.10 whether or not any other Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when such Guarantor shall have failed to comply with any provisions of this Section 10.10 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)Upon any distribution of assets of any Guarantor in any dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) and subject to the provisions of Section 10.10: (i) Bank shall first be entitled to receive payment in full in cash of the Senior Obligations before any Guarantor is entitled to receive any payment on account of the Intercompany Obligations; (ii) any payment or distribution of assets of any Guarantor of any kind or character, whether in cash, property or securities, to which any other Guarantor would be entitled except for the provisions of Section 10.10, shall be paid by the liquidating trustee or Bank or other Person making such payment or distribution directly to Bank, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Bank; or (iii) in the event that notwithstanding the foregoing provisions of Section 10.10 any payment or distribution of assets of any Guarantor of any kind or character, whether in cash, property or securities, shall be received by any other Guarantor on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Bank for application to the payment of the Senior Obligations until all

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of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Bank.

(d)No right of Bank or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Keepwell.

 Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower and each Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until all of the Obligations shall have been paid in full in cash.  Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signatures Immediately Follow]

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This Credit Agreement is entered into among us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

CYNERGISTEK, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

“Guarantors”

CTEK SECURITY, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

CTEK SOLUTIONS, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

DELPHIIS, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

726721136.8 18564250Signature Page to Credit Agreement

“Bank”

BMO HARRIS BANK N.A.

By: /s/ Brian Enzler

Name: Brian Enzler

Title: Managing Director

726721136.8 18564250Signature Page to Credit Agreement

Exhibit A-1

Term Note

U.S. $17,250,000 March 12, 2018

For Value Received, the undersigned, CynergisTek, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to the Borrower), in immediately available funds, the principal sum of Seventeen Million Two Hundred Fifty Thousand Dollars ($17,250,000) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Bank to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, commencing on June 30, 2018, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Term Note referred to in the Credit Agreement dated as of March 12, 2018, by and among the Borrower, the Guarantors party thereto and the Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Texas.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[Signatures Immediately Follow]

726721136.8 18564250

CYNERGISTEK, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

2

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Exhibit A-2

Revolving Note

U.S. $5,000,000 March 12, 2018

For Value Received, the undersigned, CynergisTek, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to the Borrower), in immediately available funds, the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of March 12, 2018, by and among the Borrower, the Guarantors party thereto and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Texas.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[Signatures Immediately Follow]

726721136.8 18564250

CYNERGISTEK, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

2

726721136.8 18564250

Exhibit B

CYNERGISTEK, INC.

Compliance Certificate

Date: [_________]

To:BMO HARRIS BANK N.A.

This Compliance Certificate is furnished to BMO Harris Bank N.A. (“Bank”) pursuant to that certain Credit Agreement dated as of March 12, 2018, by and among CynergisTek, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, and Bank (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected _____________________________________ of the Borrower;

2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default (which has occurred and, as of the date hereof, is continuing) or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.The financial statements required by Section 6.5 of the Credit Agreement and that have been furnished to you prior to and/or concurrently with this Compliance Certificate are, to the best of my knowledge,  have been prepared in accordance with GAAP and fairly present the financial position as of and at the dates indicated and the results of operations and cash flows for the periods specified; and

5.The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and

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correct, in all material respects, and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first above set forth.

CYNERGISTEK, INC.

By: /s/ Paul T. Anthony

Name: Paul T. Anthony

Title: CFO

726721136.8 18564250

Schedule I

to Compliance Certificate

CYNERGISTEK, INC.

Compliance Calculations

Calculations as of _____________, _______

A.Total Leverage Ratio of the Borrower (Section 7.13(a))
1.Total Funded Debt	$___________
2.Net Income for past 4 fiscal quarters	___________
3.Interest Expense for past 4 fiscal quarters	___________
4.Federal, state and local income taxes for past 4 fiscal quarters	___________
5.Depreciation and amortization expenses for past 4 fiscal quarters	___________

6.Non-cash charges or expenses (net of income or gains) incurred in connection with issuances of stock-based compensation pursuant to any stock option plan or other benefit plan for past 4 fiscal quarters

___________

7.Non-cash expenses, charges or losses (net of income or gains) incurred in connection with the restructuring of the Borrower’s earnout obligations on or about the Closing Date in an amount not to exceed $1,400,000 in the aggregate

___________

8.Other non-cash expenses, charges or losses (net of income or gains and excluding any such non-cash expense, charge or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets) for past 4 fiscal quarters

___________
9.Sum of Lines A2 through A8 (“EBITDA”)	___________
10.Ratio of Line A1 to A9	____:1.00
11.Line A10 ratio must not exceed	____:1.00
12.The Borrower is in compliance (circle yes or no)	yes/no
B.Senior Leverage Ratio of the Borrower (Section 7.13(b))
1.Total Funded Debt	$___________
2.Subordinated Debt	___________
3.Line B1 minus B2 (“Senior Funded Debt”)	___________
4.Ratio of Line B3 to EBITDA	____:1.00
5.Line B4 ratio must not exceed	____:1.00
6.The Borrower is in compliance (circle yes or no)	yes/no
C.Fixed Charge Coverage Ratio of the Borrower (Section 7.13(c))
1.EBITDA for past 4 fiscal quarters	$___________
2.Restricted Payments made in cash pursuant to any stock option plan or other benefit plan for past 4 fiscal quarters	___________
3.Line C1 minus Line C2	___________
4.Principal payments for past 4 fiscal quarters	___________
5.Cash Interest Expense paid for past 4 fiscal quarters	___________
6.Restricted Payments (other than pursuant to any stock option plan or other benefit plan) for past 4 fiscal quarters	___________
7.Income taxes paid or payable for past 4 fiscal quarters	___________
8. Unfinanced Capital Expenditures for past 4 fiscal quarters
9. Earnout payments for past 4 fiscal quarters (to the extent not captured as an expense in such Person’s income statement for such period)
10.Sum of Lines C4 through C9 (“Fixed Charges”)	___________
11.Ratio of Line C3 to C10	____:1.00
12.Line C9 ratio must not be less than	1.20:1.00
13.The Borrower is in compliance (circle yes or no)	yes/no

726721136.8 18564250

Exhibit C

Additional Guarantor Supplement

To:BMO HARRIS BANK N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 12, 2018, by and among CynergisTek, Inc., a Delaware corporation, the Guarantors party thereto, and Bank (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Sections 6 and 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to Bank, and it shall not be necessary for Bank, or any of its Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof.  This Additional Guarantor Supplement shall be construed in accordance with and governed by the internal laws of the State of Texas.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By:

Name:

Title:

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Schedule 5.21

Subsidiaries and Capitalization

Name	Jurisdiction of Organization	Percentage Ownership	Owner
____________________	____________	________	____________
____________________	____________	________	____________
____________________	____________	________	____________

1 [NTD: Borrower to complete.]

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